EXHIBIT 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
BLUEGREEN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	As of December 31,
	2007	2008
	As Adjusted	As Adjusted
	(Note 1)	(Note 1)
ASSETS
Cash and cash equivalents (including restricted cash of $19,460 and $21,214 at December 31, 2007 and 2008, respectively)	$144,973	$81,775
Contracts receivable, net	20,532	7,452
Notes receivable (net of allowance of $17,458 and $52,029 at December 31, 2007 and 2008, respectively)	160,665	340,644
Prepaid expenses	14,824	9,801
Other assets	23,405	27,488
Inventory	434,968	503,269
Retained interests in notes receivable sold	141,499	113,577
Property and equipment, net	94,421	109,501
Goodwill	4,291	—

Total assets	$1,039,578	$1,193,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$38,901	$24,900
Accrued liabilities and other	60,421	52,283
Deferred income	36,559	29,854
Deferred income taxes	98,362	91,802
Receivable-backed notes payable	54,999	249,117
Lines-of-credit and notes payable	176,978	222,739
10.50% senior secured notes payable	55,000	—
Junior subordinated debentures	110,827	110,827

Total liabilities	632,047	781,522

Commitments and contingencies (Note 16)

Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 33,957 and 33,996 shares issued at December 31, 2007 and 2008, respectively	339	339
Additional paid-in capital	178,144	182,654
Treasury stock, 2,756 common shares at both December 31, 2007 and 2008, at cost	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	9,808	3,173
Retained earnings	209,702	209,186

Total Bluegreen Corporation shareholders’ equity	385,108	382,467
Non-controlling interest	22,423	29,518

Total Equity	407,531	411,985

Total liabilities and shareholders’ equity	$1,039,578	$1,193,507

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2006	2007	2008
	As Adjusted	As Adjusted	As Adjusted
	(Note 1)	(Note 1)	(Note 1)
Revenues:
Gross sales of real estate	$583,788	$605,250	$542,632
Estimated uncollectible VOI notes receivable	(59,497)	(65,242)	(75,847)
Gains on sales of VOI notes receivable	44,700	39,372	8,245

Sales of real estate	568,991	579,380	475,030

Other resort and communities operations revenue	61,753	67,411	69,182
Interest income	40,765	44,703	57,831

	671,509	691,494	602,043

Costs and expenses:
Cost of real estate sales	179,054	178,731	130,267
Cost of other resort and communities operations	44,356	49,982	48,087
Selling, general and administrative expenses	363,962	377,552	369,700
Interest expense	18,785	24,272	20,888
Other expense, net	2,861	1,743	1,637
Restructuring charges	—	—	15,617
Goodwill impairment charge	—	—	8,502

	609,018	632,280	594,698

Income before non-controlling interests and provision for income taxes	62,491	59,214	7,345
Provision for income taxes	(20,861)	(19,567)	(766)

Income before cumulative effect of change in accounting principle	41,630	39,647	6,579

Cumulative effect of change in accounting principle, net of tax	(5,678)	—	—

Net income	35,952	39,647	6,579
Less: net income attributable to non-controlling interests	7,319	7,721	7,095
Non-controlling interest in cumulative effect of change in accounting principle	1,184	—	—

Net income (loss) attributable to Bluegreen Corporation	$29,817	$31,926	$(516)

Income (loss) before cumulative effect of change in accounting principle per common share:
Basic	$1.12	$1.03	$(0.02)

Diluted	$1.10	$1.02	$(0.02)

Cumulative effect of change in accounting principle, net of tax and net of non-controlling interest in income of cumulative effect of change in accounting principle per common share:
Basic	$(0.15)	$—	$—

Diluted	$(0.14)	$—	$—

Net income (loss) per common share:
Basic	$0.98	$1.03	$(0.02)

Diluted	$0.96	$1.02	$(0.02)

Weighted average number of common and common equivalent shares:
Basic	30,557	30,975	31,241

Diluted	31,097	31,292	31,241

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					Accumulated Other	Equity
	Common		Additional	Treasury	Comprehensive	Attributable to
	Shares	Common	Paid-in	Stock at	Income, Net of	Non-controlling	Retained
	Issued	Stock	Capital	Cost	Income Taxes	Interests	Earnings	Total

Balance at December 31, 2005, As Adjusted	33,268	$333	$169,684	$(12,885)	$8,575	$9,508	$147,959	$323,174
Net income	—	—	—	—	—	6,135	29,817	35,952
Net change in unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	4,057	—	—	4,057

Comprehensive income								40,009
Shares issued upon exercise of stock options	312	3	2,642	—	—	—	—	2,645
Stock compensation expense	—	—	2,103	—	—	—	—	2,103
Modification of equity awards and vesting of restricted stock	23	—	735	—	—	—	—	735
Distributions	—	—	—	—	—	(941)	—	(941)

Balance at December 31, 2006, As Adjusted	33,603	336	175,164	(12,885)	12,632	14,702	177,776	367,725
Net income	—	—	—	—	—	7,721	31,926	39,647
Net change in unrealized gains or losses on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	(2,824)	—	—	(2,824)

Comprehensive income								36,823
Shares issued upon exercise of stock options	140	1	558	—	—	—	—	559
Stock compensation expense	—	—	2,052	—	—	—	—	2,052
Vesting of restricted stock	214	2	370	—	—	—	—	372

Balance at December 31, 2007, As Adjusted	33,957	339	178,144	(12,885)	9,808	22,423	$209,702	$407,531
Net income (loss)	—	—	—	—	—	7,095	(516)	6,579
Net change in unrealized gains or losses on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	(6,635)	—	—	(6,635)

Comprehensive loss								(56)
Shares issued upon exercise of stock options	39	—	132	—	—	—	—	132
Stock compensation expense	—	—	4,378	—	—	—	—	4,378

Balance at December 31, 2008, As Adjusted	33,996	$339	$182,654	$(12,885)	$3,173	$29,518	$209,186	$411,985

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2006	2007	2008
	As Adjusted	As Adjusted	As Adjusted
	(Note 1)	(Note 1)	(Note 1)
Operating activities:
Net income	$35,952	$39,647	$6,579
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cumulative effect of change in accounting principle, net	5,678	—	—
Communities inventory impairment	—	—	5,204
Non-cash stock compensation expense	2,848	2,422	4,378
Depreciation	14,376	14,489	13,243
Amortization	2,793	3,180	1,841
Gain on sales of notes receivable	(44,700)	(39,372)	(8,245)
Loss on disposal of property and equipment	2,096	688	5,140
Provision for loan losses	59,489	65,419	76,079
Provision (benefit) for deferred income taxes	12,835	12,468	(2,804)
Interest accretion on retained interests in notes receivable sold	(14,569)	(15,157)	(17,729)
Proceeds from sales of notes receivable	218,455	229,067	55,705
Goodwill impairment	—	—	8,502
Changes in operating assets and liabilities:
Contracts receivable	3,854	3,324	13,080
Notes receivable	(283,305)	(305,972)	(313,661)
Prepaid expenses and other assets	(12,009)	(473)	3,898
Inventory	(8,273)	(59,322)	(53,470)
Accounts payable, accrued liabilities and other	12,906	28,471	(26,407)

Net cash provided (used) by operating activities	8,426	(21,121)	(228,667)

Investing activities:
Cash received from retained interests in notes receivable sold	30,032	35,949	44,884
Business acquisitions	—	—	(6,105)
Investments in statutory business trusts	(928)	(619)	—
Purchases of property and equipment	(24,736)	(15,855)	(22,883)
Proceeds from sales of property and equipment	93	2	58

Net cash provided by investing activities	4,461	19,477	15,954

Financing activities:
Proceeds from borrowings collateralized by notes receivable	68,393	151,973	287,478
Payments on borrowings collateralized by notes receivable	(85,114)	(120,145)	(94,964)
Proceeds from borrowings under line-of-credit facilities and notes payable	56,670	147,835	105,832
Payments under line-of-credit facilities and notes payable	(94,586)	(123,320)	(90,907)
Payments on 10.50% senior secured notes	—	—	(55,000)
Proceeds from issuance of junior subordinated debentures	30,928	20,619	—
Payments of debt issuance costs	(4,438)	(2,052)	(3,056)
Proceeds from exercise of employee and director stock options	2,645	559	132
Distributions to non-controlling interest	(941)	—	—

Net cash (used) provided by financing activities	(26,443)	75,469	149,515

Net (decrease) increase in cash and cash equivalents	(13,556)	73,825	(63,198)
Cash and cash equivalents at beginning of period	84,704	71,148	144,973

Cash and cash equivalents at end of period	71,148	144,973	81,775
Restricted cash and cash equivalents at end of period	(21,476)	(19,460)	(21,214)

Unrestricted cash and cash equivalents at end of period	$49,672	$125,513	$60,561

See accompanying notes to consolidated financial statements

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(in thousands)

	Year Ended December 31,
	2006	2007	2008
	As Adjusted	As Adjusted	As Adjusted
	(Note 1)	(Note 1)	(Note 1)

Supplemental schedule of non-cash operating, investing and financing activities:
Inventory acquired through financing	$95,698	$26,425	$10,132

Property and equipment acquired through financing	$4,640	$1,188	$4,639

Retained interests in notes receivable sold	$33,967	$36,222	$9,624

Change in net unrealized gains on retained interests in notes receivable sold	$6,423	$(4,554)	$(10,391)

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$17,171	$24,407	$21,813

Income taxes paid	$10,064	$9,823	$5,390

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Significant Accounting Policies
Organization
We provide Colorful Places to Live and Play® through our resorts and residential communities businesses. Our resorts business (“Bluegreen Resorts”) acquires, develops, markets, sells and manages real estate-based vacation ownership interests (“VOIs”) in resorts generally located in popular, high-volume, “drive-to” vacation destinations. VOIs in our resorts typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in our Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Members in our Bluegreen Vacation Club may stay in any of our 50 participating resorts or take advantage of an exchange program offered by a third-party world-wide vacation ownership exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Additionally, Bluegreen Vacation Club members who acquired or upgraded their VOIs on or after July 1, 2006, also have access to 18 Shell Vacation Club (“Shell”) resorts, through our Select Connections™ joint venture with Shell. Shell is an unaffiliated privately-held resort developer.
Our residential communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets residential homesites, the majority of which are sold directly to retail customers who seek to build a home generally in the future, in some cases on properties featuring a golf course and other related amenities.
During the fourth quarter of 2008, despite continued and steady customer demand for our VOIs but in light of the turmoil in and contraction of commercial credit markets, we implemented strategic initiatives to significantly reduce resorts sales operations and related overhead, in an effort to conserve cash and increase efficiencies. Such initiatives included closing 11 of our 29 sales offices; greatly eliminating what we have identified as lower-efficiency marketing programs; reducing overhead including eliminating a significant number of staff positions across a variety of areas at various locations; reducing our overall capital spending; and, limiting sales to borrowers who meet newly applied underwriting standards, and increasing interest rates on new sales transactions for which we provide financing, and reducing the proportion of sales requiring financing while increasing the proportion of sales providing cash proceeds. During 2008, we also made changes in the operations of Bluegreen Communities with a goal to minimize the cash requirement in its in light of current economic conditions and the deterioration of the real estate markets (see Note 3 for further explanation on these activities).
Our other resort and communities operations revenues consist primarily of resort property and homeowners’ association management services, resort title services, resort amenity operations, non-cash sales incentives provided to buyers of VOIs, realty operations and daily-fee golf course operations. We also generate significant interest income by providing financing to individual purchasers of VOIs. We believe our property and association management business and our finance operations are continuing sources of cash profits, and therefore have not materially reduced these areas of our business.
Principles of Consolidation
Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries and entities in which we hold a controlling financial interest. The only non-wholly owned subsidiary that we consolidate is Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), as we hold a 51% equity interest in the Bluegreen/Big Cedar Joint Venture, have an active role as the day-to-day manager of the Bluegreen/Big Cedar Joint Venture’s activities, and have majority voting control of the Bluegreen/Big Cedar Joint Venture’s management committee. We do not consolidate our statutory business trusts formed to issue trust preferred securities as these entities are each variable interest entities in which we are not the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN No. 46R”). The statutory business trusts are accounted for under the equity method of accounting. We have eliminated all significant intercompany balances and transactions.

We have reclassified prior year amounts to conform to the current year presentation. Upon adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, on January 1, 2009, we have retrospectively changed the classification and presentation of Noncontrolling Interest, previously referred to as Minority Interest, in our consolidated financial statements for all periods presented to conform to the classification and presentation of Noncontrolling Interest that began on January 1, 2009. Accordingly, the financial statements have been labeled “As Adjusted.”
Use of Estimates
United States generally accepted accounting principles (“GAAP”) require us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities at the date of purchase of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. Our policy is designed to limit exposure to any one institution. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and mitigate, if necessary, credit risk.
Restricted cash consists primarily of customer deposits held in escrow accounts.
Revenue Recognition and Contracts Receivable
In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, as amended by SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”), we recognize revenue on VOI and homesite sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. We believe that we use a reasonably reliable methodology to estimate the collectibility of the receivables representing the remainder of the sales price of real estate sold. See further discussion of our policies regarding the estimation of credit losses on our notes receivable below. Should our estimates regarding the collectibility of our receivables change adversely, we may have to defer the recognition of sales and our results of operations could be negatively impacted. Under the provisions of SFAS No. 152 on January 1, 2006, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs requires that cash received towards the purchase of our VOIs be reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that we provide to buyers of our VOIs may result in additional VOI sales being deferred, and thus our results of operations could be materially adversely impacted.
In cases where all development has not been completed, we recognize revenue in accordance with the percentage-of-completion method of accounting. Should our estimates of the total anticipated cost of completing one of our Bluegreen Resorts’ or Bluegreen Communities’ projects increase, we may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, and thus our results of operations could be materially adversely impacted.
Contracts receivable consists of: (1) amounts receivable from customers on recent sales of VOIs pending recording of the customers’ notes receivable in our loan servicing system; (2) receivables related to unclosed homesite sales; and, (3) receivables from third-party escrow agents on recently closed homesite sales. Contracts receivable are stated net of a reserve for loan losses of $0.9 million and $0.2 million at December 31, 2007 and 2008, respectively.
Under SFAS No.152, rental operations, including the usage of our Sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenue are charged to expense as incurred. Conversely, incremental revenue in excess of incremental carrying costs is recorded as a reduction to VOI inventory. Incremental carrying costs include costs that have been incurred by us during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees. During the years ended December 31, 2008 and 2007, all of our rental revenue and Sampler revenue earned was recorded as an off-set to cost of other resort and communities operations as such amounts were less than the incremental carrying cost.
Our other resort and communities operations revenues consist primarily of sales and service fees from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:

Resort title fees	Escrow amounts are released and title documents are completed.

Resort Management and service fees	Management services are rendered.

Rental and Sampler program	Guests complete stays at the resorts. Rental and Sampler program proceeds are classified as a reduction to “Cost of other resort and communities operations”.

Realty commissions	Sales of third-party-owned real estate are completed.

Golf course and ski hill daily fees	Services are provided.
Our cost of other resort and communities operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on our unsold VOIs.
Notes Receivable
Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2007 and 2008, $3.1 million and $5.8 million, respectively, of our notes receivable were more than three months contractually past due and, hence, were not accruing interest income. Our notes receivable are generally charged off as uncollectible when they have become approximately 120 days past due.
We estimate uncollectibles for VOI notes receivable in accordance with SFAS No. 152. Under SFAS No. 152, the estimate of uncollectibles is based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. We use a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of those notes. We also consider whether the historical economic conditions are comparable to current economic conditions, as well as variations in underwriting standards. Additionally, under SFAS No. 152 no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable. We review our reserve for loan losses on at least a quarterly basis. We estimate credit losses on our notes receivable portfolios generated in connection with the sale of homesites in accordance with SFAS No. 5, Accounting for Contingencies, as our notes receivable portfolios consist of large groups of smaller-balance, homogeneous loans. Consistent with Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, we first segment our notes receivable by identifying risk characteristics that are common to groups of loans and then estimate credit losses based on the risks associated with these segments. Under this method, the amount of loss is reduced by the estimated value of the defaulted inventory to be recovered.
Retained Interest in Notes Receivable Sold
When we sell our notes receivable either pursuant to our vacation ownership receivables purchase facilities (more fully described in Note 6) or through term securitizations, we evaluate whether or not such transfers should be accounted for as a sale pursuant to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”) and related interpretations. The evaluation of sale treatment under SFAS No. 140 involves legal assessments of the transactions, which include determining whether the transferred assets have been isolated from us (i.e., put presumptively beyond our reach and the reach of our creditors, even in bankruptcy or other receivership), determining whether each transferee has the right to pledge or exchange the assets it received, and ensuring that we do not maintain effective control over the transferred assets through either an agreement that either: (1) entitles and obligates us to repurchase or redeem the assets before their maturity; or (2) provides us with the ability to unilaterally cause the holder to return the assets (other than through a cleanup call).
In connection with such transactions, we retain subordinated tranches and rights to excess interest spread which are retained interests in the notes receivable sold. Historically we have structured such transactions to be accounted for as “off-balance sheet” sales. Gain or loss on the sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.
We consider our retained interests in notes receivable sold as available-for-sale investments and, accordingly, carry them at fair value in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized gains or losses on our retained interests in notes receivable sold are included in our shareholders’ equity as accumulated other comprehensive income, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.
We measure the fair value of the retained interests in the notes receivable sold initially and on a quarterly basis based on the present value of estimated future expected cash flows using our best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. Interest on the retained interests in notes receivable sold is accreted using the effective yield method.
Inventory
Our inventory consists of completed VOIs, VOIs under construction, land held for future vacation ownership development and residential land acquired or developed for sale. We carry our completed inventory at the lower of i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes plus other costs incurred during construction, or ii) estimated fair value, less cost to dispose. VOI inventory and cost of sales is accounted for under the provisions of SFAS No. 152, which defines a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the SFAS No. 152 relative sales value method, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to SFAS No. 152, we do not relieve inventory for VOI cost of sales related to anticipated credit losses (accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable). For Communities real estate projects, costs are allocated to individual homesites in the Communities’ projects based on the relative estimated sales value of each homesite in accordance with SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects. Under this method, the allocated cost of a unit is relieved from inventory and recognized as cost of sales upon recognition of the related sale. Homesites reacquired upon default of the related receivable are considered held for sale and are recorded at fair value less costs to sell.
We periodically evaluate the recovery of the carrying amount of our individual resort and residential communities’ properties under the guidelines of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). During 2008, we recorded certain charges totaling $5.2 million under SFAS No. 144 related to the impairment of our carrying value of our inventory in our residential communities’ property (See Note 8 for further discussion).
Deferred Financing Costs
Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense on a straight-line basis over the terms of the related financing arrangements. We recognized amortization of deferred financing costs for the years ended December 31, 2006, 2007, and 2008 of approximately $2.7 million, $3.2 million, and $1.8 million, respectively, which is included in interest expense in the accompanying consolidated statements of operations.
Property and Equipment
Our property and equipment acquired is recorded at cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets in operations over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements. Depreciation expense includes the amortization of assets recorded under capital leases. We evaluate the recovery of the carrying amounts of our long-lived assets under the guidelines of SFAS No. 144.
Goodwill
Our goodwill related to various business acquisitions made by the Resort Division during and prior to 2008. We account for our goodwill under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. In 2008, we recorded $4.2 million of goodwill related to the business acquisitions for Bluegreen Resorts, increasing total goodwill to $8.5 million. During the year ended December 31, 2008, we completed the required annual impairment testing of the goodwill recorded in our Bluegreen Resorts reporting unit. As a result of our annual impairment testing of goodwill for the year ended December 31, 2008, we determined that the fair value of our Bluegreen Resorts reporting units, based on our overall market capitalization, could not support the book value of goodwill. Accordingly, we wrote-off the balance of our goodwill and recorded a charge of $8.5 million.
Treasury Stock
We account for repurchases of our common stock using the cost method with common stock in treasury classified in our consolidated balance sheets as a reduction of shareholders’ equity.
Advertising Expense
We expense advertising costs, which include marketing costs, as incurred. Advertising expense was $123.0 million, $130.5 million and $126.6 million for the years ended December 31, 2006, 2007, and 2008, respectively. Advertising expense is included in selling, general and administrative expenses in our consolidated statements of operations.
Stock-Based Compensation
We recognize stock-based compensation expense under the provisions of SFAS No. 123R, Share-Based Payment (revised 2004) (“SFAS No. 123R”), which we adopted January 1, 2006, utilizing the modified prospective method. We utilize the Black-Scholes option pricing model for calculating the fair value of each option granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of our employee stock options. Additionally, SFAS No. 123R also requires us to estimate forfeitures in calculating the expense relating to stock-based compensation.
The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	During the year ended December 31,
	2006	2007	2008
Risk free investment rate	5.0%	4.9%	3.1%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of expected market price	53.0%	45.8%	49.4%
Life of option	5.8 years	5.0 years	5.5 years
The Company uses historical data to estimate option exercise behavior and employee termination. The risk free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the historical volatility of the Company’s traded stock to estimate the volatility factor of expected market price.

We recognize stock-based compensation expense on a straight-line basis over the service or vesting period of the instrument. Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2008 was $4.4 million. Total stock-based compensation recorded in 2008 consists of $2.5 million related to the expense of existing and newly granted stock options and $1.9 million related to existing and newly granted restricted stock. At the grant date, the Company estimates the numbers of shares expected to vest and subsequently adjusts compensation costs for the estimated rate of forfeitures at the option grant date and on an annual basis. The Company uses historical data to estimate option exercise behavior and employee termination in determining the estimated forfeiture rate. Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2007 was $2.4 million, which consists of $2.0 million related to the expense of existing and newly granted stock options and $0.4 million related to existing and newly granted restricted stock. Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2006 was $2.8 million, which consists of $2.1 million related to the expense of existing and newly granted stock options, and $0.1 million related to existing and newly granted restricted stock, and $0.6 million related to the modification of existing stock options.
Earnings (Loss) Per Common Share
We compute basic earnings (loss) per common share by dividing net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options and unvested restricted shares using the treasury stock method. There were approximately 0.8 million, 1.3 million and 2.7 million stock options not included in diluted earnings per common share during the years ended December 31, 2006, 2007, and 2008, respectively, as the effect would be anti-dilutive.
The following table sets forth our computation of basic and diluted earnings (loss) per common share (in thousands, except per share data):

	Year Ended December 31,
	2006	2007	2008

Basic and diluted earnings per common share — numerator:
Net income (loss) attributable to Bluegreen Corporation	$29,817	$31,926	$(516)

Denominator:
Denominator for basic earnings (loss) per common share-weighted-average shares	30,557	30,975	31,241
Effect of dilutive securities:
Stock options and unvested restricted stock	540	317	—

Denominator for diluted earnings (loss) per common share-adjusted weighted-average shares and assumed conversions	31,097	31,292	31,241

Basic earnings (loss) per common share:	$0.98	$1.03	$(0.02)

Diluted earnings (loss) per common share:	$0.96	$1.02	$(0.02)

Comprehensive Income (Loss)
SFAS No. 130, Reporting Comprehensive Income, requires the change in net unrealized gains or losses on our retained interests in notes receivable sold, which are held as available-for-sale investments, to be included in other comprehensive income (loss). Comprehensive income (loss) is shown as a subtotal within our consolidated statements of shareholders’ equity for each period presented.
Business Combinations
During 2008, we purchased real estate and operations at two resorts, The Royal Suites at Atlantic Palace in Atlantic City, New Jersey, and Club La Pension in New Orleans, Louisiana. Each of these acquisitions constituted the purchase of a business under SFAS No. 141, Business Combinations, and Emerging Issues Task Force (“EITF”) 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. The combined purchase price of these acquisitions was $21.8 million, which was allocated as follows: VOI inventory of $9.9 million, property and equipment of $7.7 million, and goodwill of $4.2 million. These acquisitions, individually and in the aggregate, are immaterial to our operations. The goodwill generated from these acquisitions was subsequently written-off (see discussion above on goodwill impairment).

Recently Adopted Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. With the exception of its applicability to non-financial assets and liabilities (as discussed below), we adopted SFAS No. 157 on January 1, 2008, at which time it was applied prospectively. The adoption of SFAS No. 157 did not have any impact to our financial condition or results of operations.
SFAS No.157 describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that an entity has the ability to access as of the measurement date, or observable inputs.
Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and was adopted by us on January 1, 2008. To date, we have not elected the fair value measurement option for any financial assets or liabilities.
In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active. It states that determining fair value in a dislocated market is dependent upon the certain facts and may require the use of management’s judgment about whether individual transactions are forced liquidations or distressed sales. Additionally, FSP 157-3 provides guidance as to the potentially necessary estimates and adjustments that may be required in determining fair value based on observable data that may not be indicative of accurate fair value because the volume and level of trading activity in the asset class have significantly declined. We adopted FSP 157-3 on September 30, 2008 as it was effective upon issuance for prior periods which had not yet issued financial statements. The adoption of FSP 157-3 did not have any impact on our financial condition or results of operations.
In February 2009, the FASB issued FSP FAS No. 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. We adopted FSP FAS No. 140-4 and FIN 46(R)-8 “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” in conjunction with our 2008 fiscal year-end. FSP FAS No. 140-4 and FIN 46(R)-8 amends FAS No. 140 to require public entities to provide additional disclosures about transferors’ continuing involvements with transferred financial assets. It also amends FIN 46(R) to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The FSP also requires disclosures by a public enterprise that is a sponsor of a qualifying special-purpose entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. FSP FAS No. 140-4 and FIN 46(R)-8 is effective for year-end 2008 disclosures. The adoption of FSP FAS No. 140-4 and FIN 46(R)-8 did not have a material impact on our financial statements.
In January 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, ‘Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” (“FSP EITF 99-20-1”). FSP EITF 99-20- 1 amends EITF Issue No. 99-20 to align the impairment guidance in EITF Issue No. 99-20 with that of

FAS No. 115. FAS No. 115 measures impairment based on a determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 is effective for all fiscal years ending on and after December 31, 2008.
On December 4, 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin (“ARB”) No. 51 (“SFAS No. 160”). SFAS No. 160 establishes new accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (non-controlling interest) as equity in the consolidated financial statements separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. See Principles of Consolidation in Note 1 for a discussion of how the financial statements have been adjusted to reflect the required presentation under SFAS No. 160.
Accounting Pronouncements Not Yet Adopted
In February 2008, the FASB agreed to partially defer the effective date of SFAS No. 157, with respect to non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are currently evaluating the impact that the adoption of the remaining provisions of SFAS No. 157 will have on our financial statements.
On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) will significantly change the accounting for business combinations. Under SFAS No. 141(R), subject to limited exceptions, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. Additionally, due diligence and transaction costs incurred to effect an acquisition will be expensed as incurred, as opposed to being capitalized as part of the acquisition purchase price. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) must be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.
2. Cumulative Effect of Change in Accounting Principle
Effective January 1, 2006, we adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”). This statement amends SFAS No. 66, Accounting for Sales of Real Estate, and SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, in association with the issuance of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS No. 152 was issued to address the diversity in practice resulting from a lack of guidance specific to the timeshare industry. Among other things, the standard addressed the treatment of sales incentives provided by a seller to a buyer to consummate a transaction, the calculation of and presentation of uncollectible notes receivable, the recognition of changes in inventory cost estimates, recovery or repossession of VOIs, selling and marketing costs, operations during holding periods, developer subsidies to property owners’ associations and upgrade and reload transactions. Restatement of previously reported financial statements is not permitted. Accordingly, as a result of the adoption of SFAS No. 152, our financial statements for periods beginning on or after January 1, 2006, are not comparable, in certain respects, with those prepared for periods ended prior to January 1, 2006.
The adoption of SFAS No. 152 on January 1, 2006, resulted in a net charge of $4.5 million, which is presented as a cumulative effect of change in accounting principle, net of the related tax benefit and the charge related to non-controlling interest.
3. Restructuring Charges
During the fourth quarter of 2008, in light of the uncertainties in the credit markets, we implemented strategic initiatives in the Resort Division to significantly reduce sales, conserve cash, and conserve availability under our receivables credit facilities. We decided, for the time being, to deemphasize our sales operations to conserve cash, while continuing to emphasize our cash generating income streams from our resorts management and finance operations. Such initiatives included closing 11 of our 29 sales offices; significantly eliminating what we have identified as lower-efficiency marketing programs; reducing overhead including eliminating a significant number of staff positions across a variety of areas at various locations; reducing our overall capital spending; limiting sales to borrowers who meet newly applied underwriting standards, and increasing interest rates on new sales transactions for which we provide financing. Our goal is to reduce the number of sales, while increasing the ultimate profitability of those sales we do make. In addition, based on the opening or acquisition of new resorts during 2008 and the expected completion of certain communities projects currently under development, we plan to reduce our inventory spending from $152.3 million during 2008 to a projected $30.0 million during 2009.
This restructuring involved incurring cost associated with lease termination obligations, the write down of certain fixed assets, and employee severance and benefits. The total charge associated with this restructuring is presented as a separate line item on our Condensed Consolidated Statements of Operations and the remaining unpaid liability as of December 31, 2008 is included as a component of Accrued Liabilities on our Condensed Consolidated Balance Sheets as of December 31, 2008. Restructuring costs were accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. During 2008, pretax restructuring charges were $15.6 million.
Restructuring costs, as well as our remaining liability, as the end of 2008 was as follows (in thousands):

		Cash Payments	Liability at
	Charges	made during	December 31,
	during 2008	2008	2008
Severance and benefit-related costs(1)	$5,608	$2,068	$3,540
Lease termination obligation(2)	4,766	687	4,079
Fixed Assets write-downs, net of proceeds (3)	3,760	—	—
Other	1,483	173	349

Total Restructuring	$15,617	$2,928	$7,968

(1)	Includes severance payments made to employees, payroll taxes and other benefit relates costs in connection with the terminations of approximately 2,200 employees.

(2)	Includes costs associated with noncancelable property and equipment leases that we have ceased to use, as well as termination fees related to the cancellation of certain contractual lease obligations. Included in this amount are future minimum lease payments in excess of estimated sublease income, fees and expenses for which the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities were satisfied.

(3)	Includes write-downs of $1.6 million and $2.2 million for leasehold improvements and property and equipment, respectively, net of a nominal amount of cash received in connections with selling some of our assets.
4. Joint Venture
On June 16, 2000, one of our wholly-owned subsidiaries entered into an agreement with Big Cedar LLC (“Big Cedar”), an affiliate of Bass Pro, Inc. (“Bass Pro”), to form the Joint Venture, a vacation ownership development, marketing and sales limited liability company. We have a 51% ownership interest in the Joint Venture, while Big Cedar owns 49%. Under the terms of the original agreement, the Joint Venture would develop, market and sell VOIs at The Bluegreen Wilderness Club at Big Cedar, a 324-unit, wilderness-themed resort adjacent to the Big Cedar Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. In December 2007, the agreement was amended to include the development, marketing, and sale of timeshare interests in additional property purchased by the Joint Venture in September 2007. The agreement, as amended, also requires that the Joint Venture pay Big Cedar a fee on sales of newly developed timeshare interests for promotional, marketing, and advertising services.
In addition to our 51% ownership interest, we also receive a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture’s net sales in exchange for our involvement in the day-to-day operations of the Joint Venture. We also service the Joint Venture’s notes receivable in exchange for a servicing fee.

Based on our role as the day-to-day manager of the Joint Venture, our majority control of the Joint Venture’s Management Committee and our controlling financial interest in the Joint Venture, the accounts of the Joint Venture are consolidated in our financial statements.
5. Notes Receivable
The table below sets forth additional information relative to our notes receivable (in thousands).

	As of December 31,
	2007	2008
Notes receivable secured by VOIs	$172,787	$388,014
Notes receivable secured by homesites	5,336	4,659

Notes receivable, gross	178,123	392,673
Allowance for loan losses	(17,458)	(52,029)

Notes receivable, net	$160,665	$340,644

The weighted-average interest rate on our notes receivable was 13.8% and 14.4% at December 31, 2007 and 2008, respectively. All of our VOI loans bear interest at fixed rates. The weighted-average interest rate charged on loans secured by VOIs was 13.9% and 14.4% at December 31, 2007 and 2008, respectively. Approximately 81% of our notes receivable secured by homesites bear interest at variable rates, while the balance bears interest at fixed rates. The weighted-average interest rate charged on loans secured by homesites was 12.1% and 10.1% at December 31, 2007 and 2008, respectively.
Our vacation ownership loans are generally secured by property located in Florida, Nevada, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin, Louisiana, New Jersey, and Aruba. The majority of Bluegreen Communities notes receivable are secured by homesites in Georgia, Texas and Virginia.
The table below sets forth the activity in our allowance for uncollectible notes receivable for 2007 and 2008 (in thousands):

	Year Ended
	December 31,
	2007	2008
Balance, beginning of year	$13,499	$17,458
Provision for loan losses	65,419	76,079
Less: Allowance on sold receivables	(42,750)	(10,964)
Less: Write-offs of uncollectible receivables	(18,710)	(30,544)

Balance, end of year	$17,458	$52,029

Installments due on our notes receivable during each of the five years subsequent to December 31, 2007, and 2008, and thereafter are set forth below (in thousands):

	2007	2008
Due in 1 year	$39,838	$58,989
Due in 2 years	10,761	23,988
Due in 3 years	11,953	27,537
Due in 4 years	13,662	31,473
Due in 5 years	15,412	35,712
Thereafter	86,497	214,974

Total	$178,123	$392,673

The following table summarizes our allowance for loan losses by division as of December 31, 2007 and 2008 (in thousands):

	Bluegreen	Bluegreen
	Resorts	Communities	Total

December 31, 2007:
Notes receivable	$172,787	$5,336	$178,123
Allowance for loan losses	(17,196)	(262)	(17,458)

Notes receivable, net	$155,591	$5,074	$160,665

Allowance as a % of gross notes receivable	10%	5%	10%

December 31, 2008:
Notes receivable	$388,014	$4,659	$392,673
Allowance for loan losses	(51,785)	(244)	(52,029)

Notes receivable, net	$336,229	$4,415	$340,644

Allowance as a % of gross notes receivable	13%	5%	13%

6. Sales of Notes Receivable
Sales of notes receivable during the years ended December 31, 2006, 2007, and 2008 were as follows (in millions):

Year Ended
December 31, 2006:
	Aggregate
	Principal			Initial Fair
	Balance of			Value of
	Notes	Purchase	Gain	Retained
Facility	Receivable	Price	Recognized	Interest
2005 Term Securitization	$18.6	$16.7	$4.6	$3.8
2006-A GE Purchase Facility	72.0	64.8	11.1	8.5
2006 Term Securitization	153.0	137.0	29.0	29.6

Total	$243.6	$218.5	$44.7	$41.9

Year Ended
December 31, 2007:
	Aggregate
	Principal			Initial Fair
	Balance of			Value of
	Notes	Purchase	Gain	Retained
Facility	Receivable	Price	Recognized	Interest
2006-A GE Purchase Facility	$66.9	$60.2	$10.6	$8.3
2007 Term Securitization	200.0	168.9	28.8	36.3

Total	$266.9	$229.1	$39.4	$44.6

Year Ended
December 31, 2008:
Aggregate
	Principal			Initial Fair
	Balance of			Value of
	Notes	Purchase	Gain	Retained
Facility	Receivable	Price	Recognized	Interest

2008 Term Securitization	$68.6	$60.0	$8.2	$11.7

The following assumptions were used to measure the initial fair value of the retained interest in notes receivable sold for each of the periods listed above:

	For the year ended December 31,
	2006	2007	2008

Prepayment rates	17% - 9%	29% - 11%	31% - 17%
Loss severity rates	35% - 71%	38% - 72%	38%
Default rates	11% - 1%	12% - 1%	7.2% - 1.0%
Discount rates	9%	9% - 12.6%	13.4%
The assumptions take into account our intended actions relating to our right to either acquire or substitute for defaulted loan, pursuant to the terms of each transaction.
The following is a description of the facilities/transactions that were used to sell notes receivable that qualified for sale recognition under the provisions of SFAS 140.
2005 Term Securitization. On December 28, 2005, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a $203.8 million private offering and sale of vacation ownership receivable-backed securities (the “2005 Term Securitization”). The $191.1 million in aggregate principal of vacation ownership receivables offered and sold in the 2005 Term Securitization were previously sold to BRFC IX. In addition, the 2005 Term Securitization allowed for an additional $35.3 million in aggregate principal of our qualifying vacation ownership receivables (the “2005 Pre-funded Receivables”) that could be sold by us through March 28, 2006. The proceeds of $31.8 million (at an advance rate of 90%) as payment for the 2005 Pre-funded Receivables were deposited into an escrow account by the Indenture Trustee of the 2005 Term Securitization until such receivables were actually sold by us to BRFC X. During 2005, we sold $16.7 million in 2005 Pre-funded Receivables to BRFC X and the $15.1 million purchase price was disbursed to us from the escrow account. During 2006, we sold the remaining $18.6 million in pre-funded receivables to BRFC X and the $16.7 million purchase price was disbursed to us from the escrow account.
2006 GE Purchase Facility. In March 2006, we executed agreements for a VOI receivables purchase facility (the “2006 GE Purchase Facility”) with General Electric Real Estate (“GE”). The GE Purchase Facility utilizes an owner’s trust structure, pursuant to which we sell receivables to Bluegreen Receivables Finance Corporation XI, our wholly-owned, special purpose finance subsidiary (“BRFC XI”), and BRFC XI sells the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC XI except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the 2006 GE Purchase Facility. The GE Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase, and fundings under the GE Purchase Facility were subject to certain conditions precedent. Under the 2006 GE Purchase Facility, a variable purchase price of approximately 90% of the principal balance of the receivables sold, subject to adjustment under certain terms and conditions, was paid at closing in cash. The balance of the purchase price is deferred until such time as GE has received a specified return, a specified overcollateralization ratio is achieved, a cash reserve account is fully funded and all servicing, custodial, agent and similar fees and expenses have been paid. GE is entitled to receive a return equal to the applicable Swap Rate (which is essentially a published interest swap arrangement rate as defined in the 2006 GE Purchase Facility agreements) plus 2.35%, subject to use of alternate return rates in certain circumstances. In addition, we paid GE a structuring fee of approximately $437,500 in March 2006. Subject to the terms of the agreements, we act as servicer under the 2006 GE Purchase Facility for a fee.
The 2006 GE Purchase Facility allowed for transfers of notes receivable for a cumulative purchase price of up to $125.0 million through March 2008. During 2006, the Company transferred $72.0 million in VOI receivables for an aggregate purchase price of $64.8 million under the 2006 GE Purchase Facility. During 2007, the Company transferred $66.9 million in VOI receivables for an aggregate purchase price of $60.2 million under the GE Purchase Facility, which fully utilized the 2006 GE Purchase Facility.
2006 Term Securitization. In September 2006, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a private offering and sale of $139.2 million of our VOI receivable-backed securities (the “2006 Term Securitization”). Approximately $153.0 million in aggregate principal of VOI receivables were securitized in this transaction, including: (1) $75.7 million in aggregate principal of receivables that were previously transferred under an existing VOI receivables purchase facility in which BB&T serves as Agent (see 2006 BB&T Purchase Facility below in Footnote 10); (2) $38.0 million of VOI receivables owned by us immediately prior to the 2006 Term Securitization and 3) an additional $39.3 million in aggregate principal of our qualifying VOI receivables (the “2006 Pre-funded Receivables”) that could be sold by us through December 22, 2006. The expected proceeds of $35.7 million (at an advance rate of 91%) as payment for the 2006 Pre-funded Receivables were originally deposited into an escrow account by the indenture trustee of the 2006 Term Securitization. During 2006, we sold $39.3 million in 2006 Pre-funded Receivables to BRFC XII and the $35.7 million purchase price was disbursed to us from the escrow account. The proceeds were used by us for general operating purposes.
2007 Term Securitization. In September 2007, BB&T Capital Markets, a division of Scott & Stringfellow, Inc. served as initial purchaser and placement agent for a private offering and sale of $177.0 million of VOI receivable-backed securities (the “2007 Term Securitization”). Approximately $200.0 million in aggregate principal of VOI receivables were securitized and sold in this transaction, including: (1) $115.5 million in aggregate principal of VOI receivables that were previously transferred under the 2006 BB&T Purchase Facility (see Note 10); (2) $35.8 million of VOI receivables owned by the Company immediately prior to the 2007 Term Securitization; and, (3) an additional $48.7 million in aggregate principal of the Company’s qualifying VOI receivables that could be sold by us through December 28, 2007 (the “2007 Pre-funded Receivables”). The purchase price for the 2007 Pre-Funded Receivables was deposited into an escrow account. During 2007, we sold $48.7 million in 2007 Pre-funded Receivables, and the $43.1 million purchase price was disbursed to us from the escrow account.
2008 Term Securitization. On March 31, 2008, the Company completed a private offering and sale of $60.0 million of timeshare loan-backed securities (the “2008 Term Securitization”). The total principal amount of the timeshare loans sold totaled $68.6 million, including: (1) $61.4 million in aggregate principal of timeshare loans that were previously transferred under an existing timeshare loan purchase facility with Branch Banking & Trust Company (“BB&T”) (the “BB&T Purchase Facility”); and (2) $7.2 million of timeshare loans owned by us immediately prior to the 2008 Term Securitization. BB&T Capital Markets acted as the initial purchaser in the 2008 Term Securitization.
The proceeds from the 2008 Term Securitization were used to: (1) repay $51.0 million of the $60.6 million outstanding under the 2008 BB&T Purchase Facility; (2) deposit initial amounts in a required cash reserve account; (3) pay certain transaction fees and expenses, and (4) provide net cash proceeds of $5.8 million to us, which were used for general corporate purposes and debt service. The Company also received a retained interest in the future cash flows from the 2008 Term Securitization. The timeshare loans were sold to BRFC 2008-A LLC, the Company’s wholly-owned, special purpose finance subsidiary (the “Subsidiary”). The Subsidiary then sold the timeshare loans to BXG Receivables Note Trust 2008-A, a Delaware statutory trust (a qualified special purpose entity), without recourse to the Company or the Subsidiary except for breaches of certain representations and warranties at the time of sale.

7. Retained Interests in Notes Receivable Sold
Our retained interests in notes receivable sold, which are classified as available-for-sale investments, and their associated unrealized gain (loss) are set forth below (in thousands).

		Gross
	Amortized	Unrealized
As of December 31, 2007:	Cost	Gain (Loss)	Fair Value
2002 Term Securitization	$8,842	$—	$8,842
2004 Term Securitization	11,934	2,797	14,731
2004 GE Purchase Facility (see Note 6)	5,633	(609)	5,024
2005 Term Securitization (see Note 6)	29,268	2,230	31,498
2006 GE Purchase Facility (see Note 6)	15,481	953	16,434
2006 Term Securitization (see Note 6)	24,522	1,529	26,051
2007 Term Securitization (see Note 6)	30,000	8,919	38,919

Total	$125,680	$15,819	$141,499

		Gross
	Amortized	Unrealized
As of December 31, 2008:	Cost	Gain (Loss)		Fair Value
2002 Term Securitization	$7,505	$—		$7,505
2004 Term Securitization	8,508	1,037		9,545
2004 GE Purchase Facility	3,380	78		3,458
2005 Term Securitization (see Note 6)	16,267	—		16,267
2006 GE Purchase Facility (see Note 6)	16,177	(1,687)	(1)	14,490
2006 Term Securitization (see Note 6)	13,730	670		14,400
2007 Term Securitization (see Note 6)	31,145	5,029		36,174
2008 Term Securitization (see Note 6)	11,437	301		11,738

Total	$108,149	$5,428		$113,577

(1)	This security has been in a continuous unrealized loss position for less than 12 months.
The net unrealized gain on our retained interests in notes receivable sold, which is presented as a separate component of our shareholders’ equity net of income taxes, was approximately $9.8 million and $3.2 million as of December 31, 2007 and 2008, respectively. Our maximum exposure to loss as a result of our involvement with these special purpose entities is the value of our retained interest.
The contractual maturities of our retained interest in notes receivable sold as of December 31, 2008, based on the final maturity dates of the underlying notes receivable are as follows:

	Amortized
	Cost	Fair Value
After one year but within five	$7,505	$7,505
After five years but within ten	100,644	106,072

Total	$108,149	$113,577

The following assumptions (which are classified as Level 3 inputs under SFAS No. 157) were used to measure the fair value of the above retained interests as of December 31, 2007 and 2008:

	As of December 31,
	2007	2008
Prepayment rates	33% - 6%	23% - 4%
Loss severity rates	18% - 72%	3% - 38%
Default rates	12% - 0%	12% - 0%
Discount rates	12.6%	19.5%
These assumptions take into account our intended actions, which can change from time to time, relating to our right to either acquire or substitute for defaulted loans, pursuant to the terms of each transaction.
The following table shows the hypothetical fair value of our retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests (dollars in thousands):
Hypothetical Fair Value at December 31, 2008

	Prepayment Rate		Loss Severity Rate		Default Rate		Discount Rate
Adverse Change Percentage	10%	20%	10%	20%	10%	20%	10%	20%

2002 Term Securitization	$7,495	$7,486	$7,499	$7,494	$7,485	$7,466	$7,014	$6,578
2004 Term Securitization	9,469	9,399	9,493	9,442	9,482	9,419	9,189	8,869
2004 GE Purchase Facility	3,455	3,451	3,390	3,322	3,354	3,256	3,312	3,184
2005 Term Securitization	16,182	16,103	15,781	15,296	15,636	15,014	15,570	14,954
2006 GE Purchase Facility	14,467	14,445	13,957	13,423	13,875	13,276	13,859	13,306
2006 Term Securitization	14,278	14,158	14,109	13,818	14,040	13,685	13,888	13,434
2007 Term Securitization	35,949	35,730	35,816	35,458	35,774	35,380	35,106	34,159
2008 Term Securitization	11,687	11,639	11,498	11,259	11,465	11,189	11,277	10,868
The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries (in thousands):

	For the Year Ended December 31,
	2006	2007	2008

Proceeds from new sales of receivables	$218,455	$229,067	$55,705
Collections on previously sold receivables	(145,096)	(173,448)	(175,551)
Servicing fees received	6,955	8,697	9,436
Purchases of defaulted receivables	(1,122)	(3,420)	(3,547)
Resales of foreclosed assets	(40,566)	(44,786)	(50,314)
Remarketing fees received	23,163	25,858	29,581
Cash received on retained interests in notes receivable sold	30,032	35,949	44,884
Cash paid to fund required reserve accounts	(13,495)	(10,044)	(8,288)
Purchases of upgraded accounts	(17,447)	(28,251)	(47,045)
In addition to the cash paid for the purchase of defaulted receivables included in the above table, we also acquire delinquent or defaulted receivables from our qualifying special purpose finance subsidiaries in exchange for unencumbered receivables (a process known as substitution). During the years ended 2006, 2007, and 2008 we provided notes receivable totaling $6.0 million, $11.1 million and $32.2 million, respectively, to our qualifying special purpose finance subsidiaries in exchange for delinquent or defaulted receivables of the same amount. Although we are not obligated to repurchase or substitute for delinquent or defaulted notes receivable from our qualifying special purpose finance subsidiaries, we may do so from time to time for various reasons, including the preservation of the value of our retained interest. Delinquent and defaulted receivables received by us in this manner are typically are ultimately converted to VOI inventory and resold in the normal course of business.

Quantitative information about the portfolios of VOI notes receivable previously sold without recourse in which we hold the above retained interests is as follows (in thousands):

	As of			Year Ended
	December 31, 2008			December 31, 2008
		Principal
	Total	Amount	Balance
	Principal	of Sold Loans	Owed to Note	Credit
	Amount of	60 or More	Receivable	Losses, Net
	Sold Loans	Days Past Due	Purchasers	of Recoveries
2002 Term Securitization	$18,435	$565	$18,254	$232
2004 Term Securitization	37,234	1,248	35,098	429
2004 GE Purchase Facility	16,880	656	14,699	625
2005 Term Securitization	95,152	3,609	87,696	2,941
2006 GE Purchase Facility	83,690	2,823	75,055	4,190
2006 Term Securitization	80,719	3,339	75,223	3,258
2007 Term Securitization	154,724	5,922	140,297	4,727
2008 Term Securitization	58,662	1,935	52,487	764
During the year ended December 31, 2006 we recorded an other-than-temporary decrease of approximately $39,000 in the fair value of one of our VOI receivable transactions, based primarily on higher than projected defaults. During the years ended December 31, 2007 and 2008, we recorded charges for other-than-temporary decreases in the fair value of certain of our retained interest in notes receivable sold totaling approximately $2.4 million and $5.0 million, respectively. The decrease in the fair value of our retained interest in notes receivable sold, and the resulting other-than-temporary charges, were primarily a result of an increase in the discount rates applied to estimated future cash flows on our retained interests to reflect current interest rates in the securitization market and unfavorable changes in the amount and timing of estimated future cash flows. These charges have been netted against interest income on our consolidated statements of operations.
8. Inventory
Our inventory holdings, summarized by division, are set forth below (in thousands).

	As of December 31,
	2007	2008

Bluegreen Resorts	$288,969	$342,779
Bluegreen Communities	145,999	160,490

	$434,968	$503,269

Bluegreen Resorts inventory as of December 31, 2007, consisted of land inventory of $75.3 million, $121.1 million of construction-in-progress and $92.6 million of completed VOI units. Bluegreen Resorts inventory as of December 31, 2008, consisted of land inventory of $42.3 million, $87.9 million of construction-in-progress and $212.6 million of completed VOI units.
As previously stated, as a result of our decreased volume and its impact of extending the anticipated sell-out period of certain of our projects completed in 2008, we recorded a charge to cost of real estate sales of approximately $5.2 million to write-down the inventory balances of certain of our completed Communities properties to their estimated fair value. We calculated the estimated fair value of these impaired properties based on our analysis of their estimated future cash flows (Level 3 input), discounted at rates commensurate with the risk inherent in the property.
Interest capitalized to inventory during the years ended December 31, 2006, 2007, and 2008 totaled $12.1 million, $15.5 million and $12.8 million, respectively. The interest expense reflected in our consolidated statements of operations is net of capitalized interest.

9. Property and Equipment
     The table below sets forth the property and equipment held by us (dollars in thousands).

		As of December 31,
	Useful Life	2007	2008

Office equipment, furniture and fixtures	3-14 years	$67,894	$62,572
Golf course land, land improvements, buildings and equipment	5-39 years	32,462	33,346
Land, buildings and building improvements	3-31 years	42,694	67,359
Leasehold improvements	2-14 years	15,663	12,650
Transportation and equipment	3-5 years	2,435	2,334

		161,148	178,261

Accumulated depreciation and amortization of leasehold improvements		(66,727)	(68,760)

Total		$94,421	$109,501

10. Receivable-Backed Notes Payable
     The table below sets forth the balances of our receivable-back notes payable facilities (in thousands).

	As of
	December 31, 2007			December 31, 2008
			Balance of			Balance of
			Pledged/			Pledged/
	Debt	Interest	Secured		Interest	Secured
	Balance	Rate	Receivables	Debt Balance	Rate	Receivables

2008 BB&T Purchase Facility	$16,967	5.85%	$19,890	$139,057	2.19%	$167,538
Liberty Bank Facility	—	—	—	43,505	5.75%	48,603
GE Bluegreen/Big Cedar Receivables Facility	24,100	6.35%	27,079	33,725	2.19%	39,681
Foothill Facility	1,050	7.75%	2,196	24,096	4.00%	26,117
GMAC Receivables Facility	11,400	8.60%	12,775	7,698	4.44%	8,737
Textron Facility	1,482	8.25%	1,697	1,036	6.00%	1,194

Total	$54,999		$63,637	$249,117		$291,870

2008 BB&T Purchase Facility. In March 2008, we extended the revolving advance period under the BB&T Purchase Facility to May 2010 and the facility amount was increased to a cumulative purchase price of $150.0 million, on a revolving basis. Pursuant to the terms of the 2008 BB&T Purchase Facility, the advance period will end in May 2009 unless a “take out financing” occurs, as defined in the governing agreements, unless otherwise waived by BB&T. The 2008 BB&T Purchase Facility bears interest equal to the 30-day LIBOR plus 1.75%. The 2008 BB&T Purchase Facility is not guaranteed by Bluegreen Corporation and therefore is non-recourse debt. During the year ended December 31, 2008, we transferred $226.5 million of VOI notes receivable to the 2008 BB&T Purchase Facility and received $188.0 million in cash proceeds. In conjunction with the 2008 Term Securitization, we repaid $51.0 million of the outstanding balance on March 31, 2008. As of December 31, 2008, our remaining availability under this facility was $10.9 million, subject to eligible collateral and customary terms and conditions.
In 2009, we pledged $13.0 million of VOI notes receivable to this facility and received cash proceeds of $10.8 million. In addition to this borrowing we also had repayments of $8.2 million during 2009. Subsequent to the repayments and borrowings during 2009, our remaining availability under this facility was $8.3 million. However, availability under the facility increases during the revolving advance period as the outstanding balance decreases.

Liberty Bank Facility. During August 2008, we entered into a $75.0 million revolving timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial. The facility provides for a 90% advance on eligible receivables pledged under the facility during a two-year period ending on August 27, 2010, subject to customary terms and conditions. Amounts borrowed under the facility and interest incurred will be repaid as cash is collected on the pledged receivables, with the remaining balance being due on August 27, 2014. The facility bears interest at the one-month LIBOR plus 2.5%, subject to a floor of 5.75%. During the year ended December 31, 2008, we pledged $50.4 million of VOI notes receivable to this facility and received cash proceeds of $45.3 million. As of December 31, 2008, our remaining availability under this facility was $31.5 million, subject to eligible collateral and customary terms and conditions.
In 2009 we pledged $6.5 million of VOI notes receivable to this facility and received cash proceeds of $5.8 million. In addition to these borrowings we also had repayments of $2.1million during 2009. Subsequent to the repayments and borrowings during 2009 our remaining availability under this facility was $27.8 million; however, availability under this facility increases during the revolving advance period as the outstanding balance decreases.
GE Bluegreen/Big Cedar Receivables Facility. During April 2007, the Bluegreen/Big Cedar Joint Venture entered into a $45.0 million revolving VOI receivables credit facility (the “GE Bluegreen/Big Cedar Receivables Facility”) with GE. Bluegreen Corporation has guaranteed the full payment and performance of the Bluegreen/Big Cedar Joint Venture in connection with the Facility. The GE Bluegreen/Big Cedar Receivables Facility allows for advances on a revolving basis through April 16, 2009. All outstanding borrowings on the GE Bluegreen/Big Cedar Receivables Facility mature no later than April 16, 2016. The GE Bluegreen/Big Cedar Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GE Bluegreen/Big Cedar Receivables Facility ranges from 97% - 90% (based on the spread between the weighted average note receivable coupon and GE’s interest rate) of the outstanding principal balance of eligible notes receivable arising from the sale of VOIs. The GE Bluegreen/Big Cedar Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GE Bluegreen/Big Cedar Receivables Facility. Indebtedness under the GE Bluegreen/Big Cedar Receivables Facility bears interest adjusted monthly at the one month LIBOR plus 1.75%. During 2008, the Bluegreen/Big Cedar Joint Venture pledged $20.6 million in aggregate principal balance of notes receivable under the facility and received $19.9 million in cash proceeds, net of issuance costs. As of December 31, 2008, the remaining availability under the GE Bluegreen/Big Cedar Receivables Facility, subject to the terms and conditions of this facility, was $11.3 million; however, availability under this facility increases during the revolving advance period as the outstanding balance decreases.
The Foothill Facility. During June 2008, we amended the Loan and Security Agreement with Wells Fargo Foothill, Inc. (“Foothill”). This facility is a $30.0 million revolving credit facility secured by the pledge of Bluegreen Communities’ and Bluegreen Resorts’ receivables. The facility, as amended, provides for a borrowing period for advances on eligible receivables through December 31, 2009, with a maturity date of all borrowings of December 31, 2010. In addition, the amended facility provides for up to $25 million (included in the $30 million facility amount) of advances at 90% on certain timeshare notes receivable that were not previously eligible under the facility. Amounts borrowed under the facility and interest incurred will be repaid as cash is collected on the pledged receivables. The facility bears interest at the Prime rate plus either 0.25% or 0.50%, subject to a 4.00% floor, under various circumstances. During the year ended December 31, 2008, we pledged $39.1 million of timeshare notes receivable to this facility and received proceeds of $35.1 million, net of facility costs of approximately $0.9 million and we made repayments of $12.7 million. At December 31, 2008, $2.0 million of the outstanding balance was secured by the pledge of Bluegreen Communities’ receivables and $22.1 million was secured by the pledge of Bluegreen Resorts’ receivables. As of December 31, 2008, our remaining availability under this facility was $5.9 million; however, availability under this facility increases during the revolving advance period as the outstanding balance decreases.
The GMAC Receivables Facility. In February 2003, we entered into a revolving VOI receivables credit facility (the “GMAC Receivables Facility”) with Residential Funding Corporation (“RFC”), an affiliate of GMAC. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Interest payments are due monthly. During the years ended December 31, 2007 and 2008, we did not pledge any VOI receivables under the GMAC Receivables Facility. In February 2008, the advance period on the GMAC Receivables Facility expired. All amounts outstanding under the GMAC Receivables Facility are due on February 15, 2015.

The Textron Facility. During December 2003, we signed a combination $30.0 million Acquisition and Development and Timeshare Receivables facility with Textron Financial Corporation (the “Textron Facility”). The borrowing period for acquisition and development loans under the Textron Facility expired on October 1, 2004. The borrowing period for VOI receivables loans under the Textron Facility expired on March 1, 2006, and outstanding VOI receivables borrowings mature no later than March 31, 2009. Receivable-backed borrowings under the Textron Facility bear interest at the prime lending rate plus 1.00%, subject to a 6.00% minimum interest rate.
11. Lines-of-Credit and Notes Payable
We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is set forth below (in thousands).

	As of
	December 31, 2007		December 31, 2008
		Interest		Interest
	Balance	Rates	Balance	Rates

The GMAC Communities Facility	$66,418	8.25%	$59,372	4.25%
The GMAC AD&C Facility	81,662	9.10%	99,776	4.94%
Textron AD&C Facility	9,701	8.50%	15,456	4.50 – 4.75%
Wachovia Notes Payable	16,353	6.60 – 6.95%	30,347	2.44 – 2.79%
Wachovia Line-of-Credit	—	—	9,949	2.19%
Fifth Third Bank Note Payable	—	—	3,400	3.44%
Other	2,844	3.29 – 11.03%	4,439	5.86 – 11.03%

Total	$176,978		$222,739

The table below sets forth the contractual minimum principal payments required on our lines-of-credit and notes payable and capital lease obligations for each of the five years and thereafter subsequent to December 31, 2008. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a homesite or VOI release basis for certain of the above obligations (in thousands).

2009	$100,835
2010	49,369
2011	59,673
2012	3,376
2013	3,796
Thereafter	5,690

Total	$222,739

The GMAC Communities Facility. We have a revolving credit facility with RFC (the “GMAC Communities Facility”) for the purpose of financing our Bluegreen Communities real estate acquisitions and development activities. The GMAC Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects, (the “Secured Projects”): Catawba Falls Preserve (Black Mountain, North Carolina); Lake Ridge at Joe Pool Lake (Cedar Hill and Grand Prairie, Texas); Mystic Shores at Canyon Lake (Spring Branch, Texas); Havenwood at Hunter’s Crossing (New Braunfels, Texas); The Bridges at Preston Crossings (Grayson County, Texas); King Oaks (College Station, Texas); Vintage Oaks at the Vineyard (New Braunfels, Texas); and Sanctuary River Club at St. Andrews Sound (St. Simons Island, Georgia). In addition, the GMAC Communities Facility is secured by our Carolina National and the Preserve at Jordan Lake golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. The period during which we can add additional projects to the GMAC Communities Facility has expired although we can continue to borrow on projects approved prior to the expiration of the individual borrowing commitments ranging from July 20, 2009 though the maturity of the facility on September 30, 2009, subject to eligible collateral and the terms of the facility. Principal payments are effected through agreed-upon release prices paid to RFC, as homesites in the Secured Projects are sold. Interest payments are due monthly. The GMAC Communities Facility includes customary conditions to funding, acceleration and event of default provisions and certain financial affirmative and negative covenants. We use the proceeds from the GMAC Communities Facility to finance the acquisition and development of Bluegreen Communities projects.
During 2008, we borrowed $16.5 million to fund development expenditures on certain of the secured projects. These borrowings were offset by repayments of $23.5 million. The interest rate on this borrowing is the prime rate plus 1.00%, and the maturity date is September 30, 2009. As of December 31, 2008, our remaining availability under this facility was approximately $555,000, subject to eligible collateral and customary terms and conditions.
The GMAC AD&C Facility. In February 2003, RFC also provided us with an acquisition, development and construction revolving credit facility for Bluegreen Resorts (the “GMAC AD&C Facility”). The period during which individual projects can be added to the GMAC AD&C Facility, as amended, expired. Outstanding borrowings mature on dates ranging from September 2010 through November 2011. Principal will be repaid through agreed-upon release prices as VOIs are sold at the financed resorts, subject to minimum required amortization. Interest payments are due monthly.
During 2008, we borrowed $36.9 million to fund construction and development at our Club 36 resort in Las Vegas, Nevada, and $31.7 million for construction and development at our Fountains Resort in Orlando, Florida. These borrowings were offset by repayments of $50.5 million. The interest rate on this borrowing is the one-month LIBOR plus 4.50%, and matures at various dates based upon the sub-loan agreements. As of December 31, 2008, we had no remaining availability on this line of credit.
Textron AD&C Facility. In April 2008, we entered into a $75.0 million, revolving master acquisition, development and construction facility loan agreement with Textron Financial Corporation (“Textron”). The Facility is used to facilitate the borrowing of funds for resort development activities. In addition, Bluegreen Corporation is guaranteeing all sub-loans under the master agreement. In addition, certain other obligations to Textron and its affiliates in excess of $25.0 million, including outstanding bonds purchased in Bluegreen Corporation’s term securitization transactions, will also reduce the availability under the Facility at any time by the outstanding balance of such obligations. The Facility is secured, in general, by 1) a first mortgage and lien on assets acquired or developed with funds borrowed under the Facility, and 2) a first assignment of all operating agreements, rents and other revenues at the vacation ownership resorts which serve as collateral for the Facility, subject to any requirements of the respective property owners’ association. Subject to the eligibility requirements and certain conditions precedent, borrowings under this Facility can be drawn through April 17, 2010, with maturity dates varying based on the individual sub-loan agreements. Principal payments will be made through agreed-upon release prices paid to Textron as vacation ownership interests in the properties collateralizing the sub-loans are sold, or through minimum required amortization payments.
In April 2008, we borrowed $9.0 million in connection with the acquisition of The Royal Suites at Atlantic Palace located in Atlantic City, New Jersey. In May 2008, we also borrowed $8.4 million in connection with the acquisition of additional VOIs at one of our existing resorts in Wisconsin. These borrowings were partially offset by repayments of $12.7 million. The interest rate on these borrowings is the prime rate plus 1.50% paid monthly, and the maturity date varies based on the sub-loan borrowing agreements; however, the borrowing period ends on April 17, 2010.
In addition, certain other obligations to Textron and its affiliates in excess of $25.0 million, including the outstanding balance of $1.0 million on an existing Textron receivables facility, and outstanding bonds purchased in Bluegreen Corporation’s term securitization transactions, also reduce the availability under the Textron facility. At December 31, 2008, these other Textron obligations totaled approximately $39.2 million; therefore, the excess of $14.2 million over the $25.0 million threshold reduced our revolving availability under the Textron Facility to $44.3 million, subject to eligible collateral and customary terms and conditions.
Wachovia Notes Payable. In June 2008, we entered into a note payable for $6.1 million in connection with the acquisition of Club La Pension located in New Orleans, Louisiana. The note bears interest at the 30-day LIBOR rate plus 2.35%, which is due monthly. Principal payments are due as VOIs in Club La Pension are sold at a release price of 37% of the sales price with minimum amounts due every year from now until maturity. This note matures in June 2012.
In August 2008, we entered into a note payable for $11.5 million in connection with our property located in Williamsburg, Virginia. Interest is due monthly and bears a rate of the 1-month LIBOR plus 2.35%. Principal payments are made on an interval release basis with minimum cumulative payments due every semi-annual period with the balance maturing in July 2010. During 2008, we made payments of $1.8 million and the balance as of December 31, 2008 was $9.7 million.
In addition to the Wachovia Notes Payable described above, we entered into another note payable for $12.1 million, in connection with our property located in Williamsburg, Virginia. During 2008 we had repayments of $1.6 million and this note has a balance of $10.5 million as of December 31, 2008, with the entire balance maturing in June 2009. Interest is due monthly and bears a rate of the 1-month LIBOR plus 2.35%.
The Wachovia Line-of-Credit. In March 2008, we borrowed $10.0 million on this $20 million line of credit for general corporate purposes. Amounts borrowed under this line bear interest at the 30-day LIBOR plus 1.75%. Interest is due monthly, and all outstanding amounts are due on July 30, 2009. The line-of-credit agreement contains certain covenants and conditions typical of arrangements of this type. As of December 31, 2008, the remaining availability under this line-of-credit was approximately $10.0 million.
During February 2009 we borrowed $8.0 million on this line-of-credit. Subsequent to this borrowing our remaining availability under this line-of-credit was approximately $2.0 million.
Fifth Third Bank. In April 2008, we purchased a building in Myrtle Beach, South Carolina. The purchase price was $4.8 million, of which $3.4 million was financed by a note payable to Fifth Third Bank. The note payable allows for total borrowing of $7.1 million, the remaining $3.7 million is available to fund refurbishment of the building, through October 2009, subject to the terms and conditions of the note. Interest is payable monthly through the earlier of the construction completion date or October 31, 2009, and bears interest at a rate equal to the one-month LIBOR plus 3.00%. Subsequent to the construction completion date or October 31, 2009, interest and principal payments shall be made monthly until maturity. The note payable matures in April 2023.
Total interest expense capitalized to construction in progress was $12.1 million, $15.5 million and $12.8 million for 2006, 2007, and 2008, respectively.
12. Senior Secured Notes Payable
On April 1, 1998, we consummated a private placement offering of $110.0 million in aggregate principal amount of 10.50% senior secured notes payable due April 1, 2008 (the “Notes”). On June 27, 2005, we repaid $55.0 million in aggregate principal amount of the Notes at a redemption price of 101.75% plus accrued and unpaid interest through June 26, 2005 of $1.4 million. On March 31, 2008, we repaid the remaining $55.0 million of notes plus accrued interest.
13. Junior Subordinated Debentures
We have formed statutory business trusts (collectively, the “Trusts”) and each issued trust preferred securities and invested the proceeds thereof in our junior subordinated debentures. The Trusts are variable interest entities in which we are not the primary beneficiary as defined by FIN No. 46R. Accordingly, we do not consolidate the operations of the Trusts; instead, the Trusts are accounted for under the equity method of accounting. In each of these transactions, the applicable Trust issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. The applicable Trust then used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at the Company’s option at any time after five years from the issue date or sooner following certain specified events. In addition, we made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of each Trust’s common securities are nearly identical to the trust preferred securities.

We had the following junior subordinated debentures outstanding at December 31, 2008 and 2007 (dollars in thousands):

	Outstanding	Initial
	Amount of	Equity		Fixed	Variable	Beginning
	Junior	To		Interest	Interest	Optional
	Subordinated	Trust	Issue	Rate	Rate	Redemption	Maturity
Trust	Debentures	(3)	Date	(1)	(2)	Date	Date

Bluegreen Statutory Trust I	$23,196	$696	3/15/05	9.160%	3-month LIBOR + 4.90%	3/30/10	3/30/35
Bluegreen Statutory Trust II	25,774	774	5/04/05	9.158%	3-month LIBOR + 4.85%	7/30/10	7/30/35
Bluegreen Statutory Trust III	10,310	310	5/10/05	9.193%	3-month LIBOR + 4.85%	7/30/10	7/30/35
Bluegreen Statutory Trust IV	15,464	464	4/24/06	10.130%	3-month LIBOR + 4.85%	6/30/11	6/30/36
Bluegreen Statutory Trust V	15,464	464	7/21/06	10.280%	3-month LIBOR + 4.85%	9/30/11	9/30/36
Bluegreen Statutory Trust VI	20,619	619	2/26/07	9.842%	3-month LIBOR + 4.80%	4/30/12	4/30/37

	$110,827	$3,327

(1)	Both the trust preferred securities and junior subordinated debentures bear interest at a fixed interest rate from the issue date through the beginning optional redemption date.

(2)	Both the trust preferred securities and junior subordinated debentures bear interest at a variable interest rate from the beginning optional redemption date through the maturity date.

(3)	Initial equity in trust is recorded as part of other assets in our consolidated balance sheets.
14. Fair Value of Financial Instruments
In estimating the fair values of our financial instruments, we used the following methods and assumptions:
Cash and cash equivalents: The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.
Contracts receivable: The amounts reported in our consolidated balance sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.
Notes receivable: The amounts reported in our consolidated balance sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.
Lines-of-credit, notes payable, receivable-backed notes payable and junior subordinated debentures: The amounts reported in our consolidated balance sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate indebtedness was estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.
10.50% senior secured notes payable and junior subordinated debentures: The fair values of our senior secured notes payable and junior subordinated debentures were based on the discounted value of contractual cash flows at a market discount rate or market price quotes from the over-the-counter bond market.

The estimated fair value of our financial instruments is as follows (in thousands):

	As of December 31, 2007		As of December 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$144,973	$144,973	$81,775	$81,775
Contracts receivable, net	20,532	20,532	7,452	7,452
Notes receivable, net	160,665	160,665	340,644	340,644
Lines-of-credit, notes payable, and receivable-backed notes payable	231,977	231,977	471,856	471,856
10.50% senior secured notes payable	55,000	54,725	—	—
Junior subordinated debentures	110,827	103,351	110,827	47,161
15. Common Stock and Stock Option Plans
Shareholders’ Rights Plan
On July 27, 2006, the Board of Directors adopted rights agreement (the “Rights Agreement”) and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock. The Board of Directors authorized the adoption of the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms (as amended with Form 8-A/A filed with the SEC on May 24, 2007), the Rights Agreement imposes a significant penalty upon any person or group which acquires beneficial ownership of 10% or more of the Company’s outstanding common stock without the prior approval of the Board of Directors. Excluded from this rule is the Company, its subsidiaries, employee benefit plans or any of its subsidiaries and any entity holding common stock for or pursuant to the terms of any such employee benefit plan , as well as Woodbridge Holdings, its affiliates, successors and assigns.
Stock Option Plans
Under our employee stock option plans, options can be granted with various vesting periods. Options granted to employees subsequent to December 31, 2002 vest 100% on the five-year anniversary of the date of grant. Our options are granted at exercise prices that either equal or exceed the quoted market price of our common stock at the respective dates of grant. All of our options expire ten years from the date of grant.
All options granted to non-employee directors subsequent to December 31, 2002 vested either immediately upon grant or on the five-year anniversary of the date of grant, subject to accelerated vesting pursuant to change in control provisions included in the terms of certain grants. All non-employee director stock options are nonqualified and expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances.
The following table lists our grants of stock options and restricted stock to our employees and our non-employee directors under the 2005 Stock Incentive Plan and 2008 Stock Incentive Plan (in thousands, except per share amounts). See Note 1 of the Notes to Consolidated Financial Statements for further discussion of stock options granted.

	Stock Option Awards			Restricted Stock Awards
			Weighted average
			grant date fair
	Employees	Directors	value	Employees	Directors

2006	440	143	$6.58	—	17
2007	—	137	$5.58	197	17
2008	777	295	$3.18	1,184	184

Total	1,217	575		1,381	218

Total stock-based compensation expense for non-employee directors and employees during the years ended December 31, 2006, 2007 and 2008 was $2.8 million, $2.4 million and $4.4 million, respectively. The following table represents certain information related to our unrecognized compensation for our stock-based awards as of December 31, 2008:

	Weighted
	Average
	Remaining
	Recognition	Unrecognized
As of December 31, 2008	Period	Compensation
	(in years)	(000’s )

Stock Option Awards	3.4	$7,062
Restricted Stock Awards	4.2	$10,545
Changes in our outstanding stock option plans are presented below (in thousands, except per share data).

		Weighted Average
	Outstanding	Exercise Price	Number of Shares
	Options	Per Share	Exercisable

Balance at December 31, 2006	2,064	$11.31	481
Granted	137	$11.98
Forfeited	(123)	$17.05
Exercised	(140)	$3.99

Balance at December 31, 2007	1,938	$11.51	579

Granted	1,072	$7.60
Forfeited	(242)	$13.51
Expired	(20)	$9.11
Exercised	(39)	$3.48

Balance at December 31, 2008	2,709	$9.91	871

During the years ended December 31, 2006, 2007, and 2008 the total fair value of shares vested was $1.8 million, $616,000 and $897,000, respectively. A summary of the status of the Company’s unvested restricted stock awards and activity during the year ended December 31, 2008, is as follows (in thousands, except per option data):

		Weighted-Average
	Number	Grant-Date
Non-vested Restricted Shares	of Shares	Fair Value per Share

Unvested at January 1, 2008	207	$11.98
Granted	1,368	7.64
Vested	(27)	8.20
Forfeited	(131)	9.01

Unvested at December 31, 2008	1,417	$8.14

The aggregate intrinsic value of our stock options outstanding and exercisable was $1.9 million and $1.0 million as of December 31, 2007, respectively. The aggregate intrinsic value of our stock options outstanding and exercisable was $32,000 as of December 31, 2008. The total intrinsic value of our stock options exercised during the years ended December 31, 2006, 2007, and 2008 was $1.4 million, $1.1 million and $223,000, respectively. The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2008 (grouped by range of exercise prices) were:

			Weighted-		Weighted-
			Average	Weighted-	Average
	Number	Number of	Remaining	Average	Exercise Price
	of Options	Vested Options	Contractual Term	Exercise Price	(Vested Only)
	(In 000’s)	(In 000’s)	(In years)

$2.11 - $3.00	35	35	2.4	$2.21	$2.21
$3.01 - $4.52	379	379	3.8	$3.46	$3.46
$4.53 - $6.79	183	183	5.8	$5.92	$5.92
$6.80 - $10.20	983	19	7.4	$7.70	$8.50
$10.21 - $15.31	604	114	8.5	$11.94	$11.47
$15.32 - $18.36	525	141	6.6	$18.27	$18.04

	2,709	871	6.8	$9.91	$7.45

Bluegreen Corporation 2008 Stock Incentive Plan
During May of 2008, the Board of Directors adopted (and the shareholders ratified) the issuance of the Bluegreen Corporation 2008 Stock Incentive Plan (the “Plan”). The Plan allows for a maximum of 4.0 million shares of our common stock to be issued for restricted stock awards and upon the exercise of options granted under the plan. Any shares subject to stock awards or option grants under the plan which expire or are terminated, forfeited, or canceled without having been exercised or vested in full, shall be available for further grant under the Plan.
16. Commitments and Contingencies
At December 31, 2008, the estimated cost to complete development work in subdivisions or resorts from which homesites or VOIs have been sold totaled $49.8 million. Development is estimated to be completed as follows: 2009 — $30.0 million, 2010 — $10.0 million, 2011 and beyond — $9.8 million.
In 2006 we entered into a separation agreement with our former CEO, George Donovan. Under the terms of this agreement, Mr. Donovan will be paid a total of $3 million over a seven year period in exchange for his services to be available on a when and if needed basis. We recorded an expense of $2.6 million in 2006, which represents the then present value of the seven year agreement. As of December 31, 2008, the remaining amount due to Mr. Donovan was $2.0 million, the present value of which is recorded as a liability on our consolidated balance sheet.
Rent expense for the years ended December 31, 2006, 2007, and 2008 totaled approximately $11.6 million, $13.0 million and $14.7 million, respectively.
Lease commitments under these and our various other noncancelable operating leases for each of the five years subsequent to December 31, 2008, and thereafter are as follows (in thousands, inclusive of terminated leases as a result of our plan of restructuring describe above in Note 3):

2009	$11,351
2010	10,834
2011	8,081
2012	6,745
2013	4,812
Thereafter	23,228

Total future minimum lease payments	$65,051

At December 31, 2008, we had $35,000 in outstanding commitments under stand-by letters of credit.
In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. Unless otherwise described below, we believe that these claims are routine litigation incidental to our business. The following are matters that we are describing in more detail in accordance with SFAS No. 5, Accounting for Contingencies.

Bluegreen Resorts
Tennessee Tax Audit
In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $652,000 of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. We believe the attempt to impose such a tax is contrary to Tennessee law and intend to vigorously oppose such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference and no further action has to date been initiated yet by the State of Tennessee. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that we will be successful in contesting the current assessment.
Shore Crest Claim
We filed suit against the general contractor with regard to alleged construction defects at our Shore Crest Vacation Villas resort in South Carolina, including deficiencies in exterior insulating and finishing systems that have resulted in water intrusion; styled Shore Crest Vacation Villas II Owners Association, Inc., Bluegreen Corporation vs. Welbro Constructors, S.C., Inc. et al. Case No.: 04-CP-26-500 and Shore Crest Vacation Villas Owners Association, Inc., Bluegreen Vacations Unlimited, Inc., as successor to Patten Resorts, Inc. and as successor to Bluegreen Resorts, Inc. vs. Welbro Constructors Inc. et al. Case No. 04-CP-26-499. We sought to recover costs to repair these deficiencies from the defendants. On October 15, 2008, this matter was settled with the general contractor and other defendants collectively agreeing to pay $4.6 million. Bluegreen received the full amount of the settlement in 2009, and is holding this amount as restricted cash pending completion of the repairs. As of December 31, 2008, Bluegreen had accrued $1.5 million related to this matter to cover Bluegreen’s estimated share of the final total cost of correcting the construction deficiencies at this project.
LeisurePath Vacation Club
In Michelle Alamo, Ernest Alamo, Toniann Quinn and Terrance Quinn v. Vacation Station, LLC, LeisurePath Vacation Club, LeisurePath, Inc., Bluegreen Corporation, Superior Court of New Jersey, Bergen County, Docket No. L-6716-05, Civil Action, Plaintiffs filed a purported “Class Action Complaint” on September 23, 2005, raising allegations concerning the marketing of the LeisurePath Travel Services Network product (the “Network”) to the public, and, in particular, to New Jersey residents by Vacation Station, LLC, an independent distributor of travel products. Vacation Station, LLC purchased LeisurePath membership kits from LeisurePath, Inc.’s Master Distributor, Mini Vacations, Inc., and then sold the memberships to consumers. The parties agreed to a settlement pursuant to which persons who purchased a participation in the Network from Vacation Station, LLC’s sales office in Hackensack, New Jersey will be entitled to receive at their option either: (1) seven consecutive nights of accommodations in a Bluegreen resort located in either Orlando, Las Vegas, or Myrtle Beach to be used by December 31, 2009 or (2) continued memberships and a waiver of their Network membership fees until 2012. In an effort to resolve any claims of individuals who may allege improper soliciting, but did not purchase a participation in the Network, an agreed upon number of three day/two night vacation certificates (for use at the same properties listed above) will be made available and awarded to the first non-purchasers who submit a prepared affidavit swearing to the validity of their claim will receive these certificates. A Fairness Hearing for final approval of the proposed settlement was held on April 18, 2008, at which time the judge gave final approval of the proposed settlement and awarded Plaintiff’s counsel $300,000 in attorney’s fees. Incentive payments totaling $13,000 will be made to the six named Plaintiffs in the suit. Since that time, certain plaintiffs who elected to opt out of the original class action complaint brought suit in Enrique Merino et al. v. Leisure Path, Inc. et al., Superior Court of New Jersey, Law Division, Bergen County, Docket No. L-7084-08. The parties have reached tentative agreement to settle this lawsuit which settlement contemplates us paying a total of approximately $54,000 in customer refunds and attorney’s fees. We do not believe that there are any other remaining parties that elected to opt out of the original class action suit that would be entitled to bring suit, but no guarantee can be made.
Missouri Attorney General Investigation
By letter dated April 3, 2008, the Attorney General (“AG”) of Missouri advised us that, between early 2005 and that date, the AG had received ninety-six consumer complaints and was investigating the practices alleged. In its letter, the AG alleged, among other things, that we violated the Missouri Merchandising Practices Act, Chapter 407 of the Revised Statutes of Missouri (the “Missouri Act”). Since the date of that original letter, additional consumer complaints were added bringing the total number to 112. By letter agreement dated February 16, 2009, this matter was settled with Bluegreen agreeing to contribute approximately $215,000, which was accrued at December 31, 2008, to a fund established with the AG to provide refunds to certain eligible individuals and payment of $5,000 towards the Attorney General’s investigation costs. All amounts accrued as of December 31, 2008 have been subsequently paid in 2009.
Kelly Fair Labor Standards Act Lawsuit
In Cause No. 08-cv-401-bbc, styled Steven Craig Kelly and Jack Clark, individually and on behalf of others similarly situated v. Bluegreen Corporation, in the United States District Court for the Western District of Wisconsin, two former sales representatives brought on July 28, 2008, a lawsuit in the Western District of Wisconsin on behalf of themselves and putative class members who are or were employed by us as sales associates and compensated on a commission-only basis. Plaintiffs claim that we violated the Fair Labor Standards Act (“FLSA”), and that they and the collective class are or were covered, non-exempt employees under federal wage and hour laws, and are entitled to minimum wage and overtime pay consistent with the FLSA. In the complaint, Plaintiffs seek unpaid compensation (minimum wage and overtime), liquidated damages, interest, costs, attorneys’ fees and other legal and equitable relief as the Court deems just and proper. In February of 2009, the Court granted conditional class certification to the Plaintiffs.
Pennsylvania Attorney General Lawsuit
On October 28, 2008, in Cause No. 479 M.D. 2008, styled Commonwealth of Pennsylvania Acting by Attorney General Thomas W. Corbett, Jr. v. Bluegreen Corporation, Bluegreen Resorts, Bluegreen Vacations Unlimited, Inc. and Great Vacation Destinations, Inc., Commonwealth Court of Pennsylvania, the Commonwealth of Pennsylvania acting through its Attorney General filed a lawsuit against Bluegreen Corporation, Bluegreen Resorts, Bluegreen Vacations Unlimited, Inc. and Great Vacation Destinations, Inc. (a wholly owned subsidiary of Bluegreen Corporation) alleging violations of Pennsylvania’s Unfair Trade Practices and Consumer Protection Laws. The lawsuit alleges that we have used, or are using, sales and marketing methods or practices that are unlawful under Pennsylvania law and seeks a permanent injunction preventing us from using such methods and practices in the future. The lawsuit also seeks civil penalties against us and restitution on behalf of Pennsylvania consumers who may have suffered losses as a result of the alleged unlawful sales and marketing methods and practices. The lawsuit does not seek to permanently restrain us or any of our affiliates from doing business in the Commonwealth of Pennsylvania. While there is no assurance that a resolution will be reached, the parties are currently engaged in negotiations to resolve this litigation.
Bluegreen Communities
Mountain Lakes Mineral Rights
Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Cause No. 28006; styled Betty Yvon Lesley et a1 v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. #et al. in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions do not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The Court further ruled that Southwest is the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into a new cause styled Cause No. 28769 Betty Yvon Lesley et a1 v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. #et al. in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al.; in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor. Therefore, as a result, the Appellate Court determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the Plaintiffs as an executive rights holder. As a result of this decision, there are no damages or attorney’s fees owed to the Plaintiffs. It is unknown whether Plaintiffs will file an appeal to the Supreme Court of Texas. As of December 31, 2008, we had accrued $1.5 million in connection with the issues raised related to the mineral rights claims.
Separately, one of the amenity lakes in the Mountain Lakes development did not reach the expected water level after construction was completed. Owners of homesites within the Mountain Lakes subdivision and the property owners Association of Mountain Lakes have asserted cross claims against Southwest and Bluegreen regarding such failure as part of the Lesley litigation referenced above as well as in Cause No. 067-223662-07; Property Owners Association of Mountain Lakes Ranch, Inc. v. Bluegreen Southwest One, L.P. et al.; in the 67th Judicial District Court of Tarrant County, Texas. Southwest continues to investigate reasons for the delay of the lake to fill and currently estimates that the cost of remediating the condition will be approximately $3.4 million, which was accrued as of December 31, 2008. Additional claims may be pursued in the future in connection with these matters, and it is not possible at this time to estimate the likelihood of loss or amount of potential exposure with respect to any such matters.
17. Income Taxes
     Our provision for income taxes consists of the following (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
Federal:
Current	$7,397	$5,124	$2,385
Deferred	11,913	12,749	(1,672)

	19,310	17,873	713

State and other:
Current	629	1,976	1,185
Deferred	922	(282)	(1,132)

	1,551	1,694	53

Total	$20,861	$19,567	$766

The reasons for the difference between our provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and cumulative effect are as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	December	December	December
	31, 2006	31, 2007	31, 2008

Income tax expense at statutory rate	$19,310	$18,024	$88

Effect of state taxes, net of federal tax benefit	1,236	1,004	10
Effect of state rate changes on net deferred liabilities	—	—	(1,732)

Change in state valuation allowance	—	—	1,404
Non-deductible items	315	349	1,018
Other	—	190	(22)

	$20,861	$19,567	$766

Our deferred income taxes consist of the following components (in thousands):

	December 31,	December 31,
	2007	2008
Deferred federal and state tax liabilities (assets):
Installment sales treatment of notes	$234,528	$263,122
Deferred federal and state loss carryforwards/AMT credits (net of valuation allowance of $1.8 million and $3.2 million as of December 31, 2007 and 2008, respectively)	(146,889)	(164,797)
Book over tax carrying value of retained interests in notes receivable sold	17,648	24,284
Book reserves for loan losses and inventory	(9,070)	(23,181)
Tax over book depreciation	4,862	4,436
Unrealized gains on retained interests in notes receivable sold (see Note 7)	5,739	1,995
Deferral of VOI sales under SFAS No. 152	(5,016)	(94)
Deferral of rent	—	(2,284)
Restructuring	—	(1,810)
Accrued contingencies	(1,187)	(2,533)
Goodwill	306	(2,107)
Stock-based compensation	(1,484)	(2,788)
Other	(1,075)	(2,441)

Deferred income taxes	$98,362	$91,802

Total deferred federal and state tax liabilities	$266,590	$303,481
Total deferred federal and state tax assets	(168,228)	(211,679)

Deferred income taxes	$98,362	$91,802

As of December 31, 2008, we have federal net operating loss carryforwards of approximately $291 million, which expire beginning in 2021 through 2028, and alternative minimum tax credit carryforwards of approximately $38 million, which never expire. Additionally, as of December 31, 2008, we have state operating loss carryforwards of approximately $621 million, which expire beginning in 2010 through 2028 and Florida alternative minimum tax credit carryforwards of $2.4 million, which never expire.
Internal Revenue Code Section 382 addresses limitations on the use of net operating loss carry forwards following a change in ownership, as defined in Section 382. We do not believe that any such ownership change occurred during 2007 or 2008. If our interpretation were found to be incorrect, there would be significant limitations placed on these carry forwards which would result in an increase in the Company’s tax liability and a reduction of its net income.
We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.
The Internal Revenue Service (“IRS”) commenced an examination of our U.S. income tax returns for 2004 and 2005 in the first quarter of 2007. On October 12, 2007, we received an examination report from the IRS for the 2004 & 2005 tax periods asserting, in the aggregate, approximately $35,000 of additional tax due, plus accrued interest.
On July 12, 2007, the Governor of the State of Michigan signed the Michigan Business Tax Act (“MBT”), which imposes a business income tax and a modified gross receipts tax. The MBT, which became effective January 1, 2008, replaced the state’s current Single Business Tax, which expired on December 31, 2007. The MBT creates a new tax on business income and is assessed on every taxpayer with business activity in Michigan, unless prohibited by federal law. The base of the tax starts with federal taxable income or a comparable measure of income for partnerships and S corporations, which is then subject to various adjustments, including apportionment, to identify business activity in Michigan. The tax rate is 4.95%. The MBT also creates a new tax based on a modified measure of a business’ gross receipts. The base of the tax is gross receipts less purchases from other firms. Purchases from other firms include inventory purchased during the tax year and capital expenditures. The tax rate is 0.8%. The newly enacted Michigan tax has been taken into account when we calculated our effective state tax rate.
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, we are required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The adoption of FIN 48 on January 1, 2007 did not have an impact on our financial position or results of operations. In accordance with our accounting policy, we recognize interest and penalties related to unrecognized taxes as a component of general and administrative expenses. This policy did not change as a result of the adoption of FIN 48.
As of December 31, 2008, we had no amounts recorded for uncertain tax positions.
18. Employee Retirement Savings Plan and Other Employee Matters
Our Employee Retirement Plan is an Internal Revenue Code section 401(k) Retirement Savings Plan (the “Plan”). All U.S.-based employees at least 21 years of age with one year of employment with us and 1,000 work hours are eligible to participate in the Plan. During 2008, the Plan, as amended, provided an annual employer discretionary matching contribution and a fixed-rate employer matching contribution equal to 100% of the first 3% of a participant’s contribution with an annual limit of $1,500 per participant. Subsequent to December 31, 2008, the fixed-rate employer matching contribution was amended and replaced with a discretionary match for the 2009 plan year. During the years ended December 31, 2006, 2007, and 2008, we recognized expenses for our contributions to the Plan of approximately $720,000, $903,000 and $1.3 million, respectively.
Less than five of our employees in New Jersey, which comprise approximately 1% of our total workforce, are subject to the terms of collective bargaining agreements.
19. Business Segments
We have two reportable business segments — Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts develops markets and sells VOIs in our resorts, through the Bluegreen Vacation Club, and provides resort management services to resort property owners associations. Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property and other related amenities) and sold, typically on a retail basis as homesites. Our reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.
We evaluate the performance and allocate resources to each business segment based on its respective field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, other income or expense items, interest expense, income taxes, non-controlling interest and cumulative effect of change in accounting principle. Inventory and notes receivable are the only assets that we evaluate on a segment basis — all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1 to the Consolidated Financial Statements.
Required disclosures for our business segments are as follows (in thousands):

	Bluegreen	Bluegreen
	Resorts	Communities	Totals
For the year ended December 31, 2006:

Sales of real estate	$404,950 (1)	$164,041	$568,991
Other resort and communities operations revenue	49,831	11,922	61,753
Depreciation expense	8,322	1,641	9,963
Field operating profit	54,310	35,824	90,134

	Bluegreen		Bluegreen
	Resorts		Communities	Totals
For the year ended December 31, 2007:

Sales of real estate	$450,163	(1)	$129,217	$579,380
Other resort and communities operations revenue	53,624		13,787	67,411
Depreciation expense	8,356		1,715	10,071
Field operating profit	62,890		23,633	86,523

For the year ended December 31, 2008:

Sales of real estate	$428,010	(1)	$47,020	$475,030
Other resort and communities operations revenue	58,473		10,709	69,182
Depreciation expense	7,294		1,618	8,912
Field operating profit (loss)	46,999	(2)	(3,562) (3)	43,437

(1)	For the years ended December 31, 2006, 2007 and 2008, includes approximately $44.7 million, $39.4 million and $8.2 million, respectively related to gains on the sales of VOI notes receivable through off-balance sheet transactions.

(2)	Amount excludes $15.6 million related to the restructuring and $8.5 million related to the impairment of goodwill, both previously discussed.

(3)	Amount includes a charge of $5.2 million related to the impairment of certain completed communities projects (See Note 8)

	Bluegreen	Bluegreen
	Resorts	Communities	Total
As of December 31, 2007
Notes Receivable	$155,591	$5,074	$160,665
Inventory	288,969	145,999	434,968
Goodwill	4,291	—	4,291

	Bluegreen	Bluegreen
	Resorts	Communities	Total
As of December 31, 2008
Notes Receivable	$336,229	$4,415	$340,644
Inventory	342,779	160,490	503,269
Goodwill	—	—	—
Reconciliations to Consolidated Amounts
Field operating profit for our reportable segments reconciled to our consolidated income before provision for income taxes and non-controlling interest is as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008

Field operating profit for reportable segments	$90,134	$86,523	$43,437
Interest income	40,765	44,703	57,831
Other expense, net	(2,861)	(1,743)	(1,637)
Corporate general and administrative expenses	(46,762)	(45,997)	(47,279)
Interest expense	(18,785)	(24,272)	(20,888)
Restructuring charges	—	—	(15,617)
Goodwill impairment	—	—	(8,502)

Consolidated income before non-controlling interest and provision for income taxes	$62,491	$59,214	$7,345

Depreciation expense for our reportable segments reconciled to our consolidated depreciation expense is as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008

Depreciation expense for reportable segments	$9,963	$10,071	$8,912
Depreciation expense for corporate fixed assets	4,413	4,418	4,331

Consolidated depreciation expense	$14,376	$14,489	$13,243

Assets for our reportable segments reconciled to our consolidated assets (in thousands):

	As of December 31,
	2007	2008

Notes receivable for reportable segments	$160,665	$340,644
Inventory for reportable segments	434,968	503,269
Goodwill	4,291	—
Assets not allocated to reportable segments	439,654	349,594

Total assets	$1,039,578	$1,193,507

Geographic Information
Sales of real estate by geographic area are as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008

United States	$560,749	$571,931	$467,500
Aruba	8,242	7,449	7,530

Consolidated totals	$568,991	$579,380	$475,030

Total assets by geographic area are as follows (in thousands):

	As of December 31,
	2007	2008

United States	$1,031,640	$1,183,176
Aruba	7,938	10,331

Totals assets	$1,039,578	$1,193,507

20. Quarterly Financial Information (Unaudited)
A summary of the quarterly financial information for the years ended December 31, 2007 and 2008 is presented below (in thousands, except for per share information):

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Sales of real estate	$121,798	$143,274	$176,717	$137,591
Gross profit	85, 066	96,969	121,157	97,457
Net income attributable to Bluegreen Corporation	5,333	4,092	13,953	8,548

Net income per common share:
Basic	$0.17	$0.13	$0.45	$0.28
Diluted	$0.17	$0.13	$0.45	$0.27

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Sales of real estate	$111,256	$120,086	$146,907	$96,781
Gross profit	80,298	89,114	108,690	66,661

Net income (loss) attributable to Bluegreen Corporation	1,396	3,445	6,821	(12,178	)(1)

Net income (loss) per common share:
Basic	$0.04	$0.11	$0.22	$(0.39	)(1)
Diluted	$0.04	$0.11	$0.21	$(0.39)

(1)	Amount reflects $15.6 million for the previously discussed restructuring, $8.5 million of impairment charges for goodwill in our Resorts Division, and $5.2 million inventory impairment charges recognized on certain of our Communities Division real estate developments.

(2)
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Bluegreen Corporation
We have audited the accompanying consolidated balance sheets of Bluegreen Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company adopted SFAS No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of 2006. As discussed in Note 2, in 2006 the Company has also adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions.
As discussed in Note 1 to the consolidated financial statements, the Company retrospectively adopted the presentation and disclosure requirements of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bluegreen Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida
March 12, 2009,
except for the retrospective changes for noncontrolling interests described in Note 1, as to which the date is July 15, 2009